Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of our Shares

There is currently no market for KKR Private Equity Conglomerate LLC’s (the “Company” or “we,” “us” or “our”) Class S Shares (“Class S Shares”), Class D Shares (“Class D Shares”), Class U Shares (“Class U Shares”), Class I Shares (“Class I Shares”), Class R-S Shares (“Class R-S Shares”), Class R-D Shares (“Class R-D Shares”), Class R-U Shares (“Class R-U Shares”) and Class R-I Shares (“Class R-I Shares” and, together with Class S Shares, Class D Shares, Class U Shares, Class I Shares, Class R-S Shares, Class R-D Shares and Class R-U Shares, the “Investor Shares”), Class E Shares (“Class E Shares”), Class F Shares (“Class F Shares”), Class G Shares (“Class G Shares”) or Class H Shares (“Class H Shares” and together with Class E Shares, Class F Shares and Class G Shares, the “KKR Shares” and, together with the Investor Shares, the “Shares”), and we do not expect that a market for our Shares will develop in the future. We do not intend for our Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Shares. Our Investor Shares and our Class F Shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Under the terms of our third amended and restated limited liability company agreement (the “LLC Agreement”), except as required by law, the liability of each holder of our Shares (the “Shareholders”) (which we also refer to herein as a “member” or a “Member”) in such capacity shall be limited to the amount of such Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LLC Agreement or in any class designation and except as required by law, after the payment of all subscription proceeds for the Shares purchased by such Shareholder, no Shareholder shall have any further obligations to the Company, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Company, unless otherwise agreed by the Company and the Shareholder. No Shareholder shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Company under or pursuant to, or otherwise in connection with, the LLC Agreement or the conduct of the business of the Company solely by reason of being a member of the Company.

Summary of the Rights and Obligations of the Shareholders

The following is a summary of the material provisions of our LLC Agreement relating to rights and obligations of the Shareholders. This summary is not complete and is subject to and qualified by the detailed provisions of our LLC Agreement, which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates. Potential investors should study our LLC Agreement carefully before making any investment in our Shares. Capitalized terms used herein have the meanings ascribed to such terms in the LLC Agreement unless otherwise defined herein.

Classes of Shares

Investor Shares

Holders of Class S Shares, Class D Shares, Class U Shares, Class I Shares, Class R-S Shares, Class R-D Shares, Class R-U Shares and Class R-I Shares have equal rights and privileges with each other, except as noted below. Except as provided in the LLC Agreement with respect to certain transactions involving the Company and certain amendments thereto, as described in the Annual Report on Form 10-K to which this exhibit relates, holders of Investor Shares have no voting rights with respect to the Company.
Class S Shares

Class S Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. Such Class S Shares are subject to a management fee (“Management Fee”) to be received by KKR DAV Manager LLC (the “Manager”) pursuant to the Management Agreement between the Company and the Manager (the “Management Agreement”) of 1.25% per annum of the month-end net asset value (“NAV”) attributable to Class S Shares, Class D Shares, Class U Shares and Class I Shares. Class S Shares are subject to a maximum sales load of up to 3.0% of the offering price and may be subject to a dealer-manager fee (a fee paid annually by a Shareholder to the dealer-manager from the offering proceeds) of 0.5% of the offering price. Certain participating Selling Agents (“Selling Agents”) may offer Class S Shares subject to a dealer-manager fee of up to 1.5%, provided that the sum of the sales load (a one-time fee paid by investors to compensate brokers for the sale of the Company’s Shares) and dealer-manager fee will not exceed 3.5% of the offering price. Class S Shares are subject to a distribution fee of 0.60% of NAV and a servicing fee of 0.25% of NAV. Class S Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class D Shares

Class D Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. Such Class D Shares are subject to a Management Fee of 1.25% per annum of the month-end NAV attributable to Class S Shares, Class D Shares, Class U Shares and Class I Shares. Class D Shares do not pay a sales load or dealer-manager fees but are subject to a servicing fee of 0.25% of NAV. Class D Shares are not subject to a distribution fee. Shareholders could be required to pay brokerage commissions on purchases and sales of Class D Shares to their selling agents. Class D Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class U Shares

Class U Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. Such Class U Shares are subject to a Management Fee of 1.25% per annum of the month-end NAV attributable to Class S Shares, Class D Shares, Class U Shares and Class I Shares. Class U Shares do not pay a sales load or dealer-manager fees but are subject to a distribution fee of 0.60% of NAV and a servicing fee of 0.25% of NAV. Shareholders could be required to pay brokerage commissions on purchases and sales of Class U Shares to their selling agents. Class U Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class I Shares

Class I Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. Such Class I Shares are subject to a Management Fee of 1.25% per annum of the month-end NAV attributable to Class S Shares, Class D Shares, Class U Shares and Class I Shares. Class I Shares have equal rights and privileges with other classes of Investor Shares, except that Class I Shares do not pay a sales load or dealer-manager fees. Class I Shares are not subject to a distribution fee or servicing fee. Shareholders could be required to pay brokerage commissions on purchases and sales of Class I Shares to their selling agents. Class I Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class R-S Shares

Class R-S Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. For the 60-month period following the acceptance of the initial subscription for Shares of the Company by persons that are not affiliates of the Manager (the “Initial Offering”) (provided that such Class R-S Shares are purchased by an investor as part of an intermediary’s aggregate subscription for at least $100 million in Shares and shares of any class of KKR Private Markets Equity Fund SICAV SA, a multi-compartment Luxembourg investment company with variable capital and KKR Private Markets Equity Fund (Master) FCP, a Luxembourg mutual fund (together, with any parallel vehicle formed to invest alongside the aforementioned entities and that are direct or indirect parent companies of K-PRIME Aggregator L.P., “K-PRIME”) during the 12-month period following the Initial Offering), Class R-S Shares are subject to a Management Fee of 1.0% per annum of the month-end NAV attributable to Class R-S Shares, Class R-D Shares, Class R-U Shares and Class R-I Shares, which will increase to 1.25% per annum thereafter. Class R-S Shares are subject to a maximum sales load of up to 3.0% of the offering price and may be subject to a dealer-manager fee of 0.5% of the offering price. Certain participating Selling Agents may offer Class R-S Shares subject to a dealer-manager fee of up to 1.5%, provided that the sum of the sales load and dealer-manager fee will not exceed 3.5% of the offering price. Class R-S Shares are subject to a distribution fee of 0.60% of NAV and a servicing fee of 0.25% of NAV. Class R-S Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.
Each Class R-S Share held by a Shareholder shall automatically and without any action on the part of our board of directors (the “Board”) or any other person thereof convert into a number of Class S Shares equal to the number of Class R-S Shares held by such Shareholder multiplied by the Class R-S Conversion Rate (defined below) if the aggregate amount of Shares and shares of any class of K-PRIME held or subscribed for by holders of Shares and holders of shares of any class of K-PRIME in connection with a specific intermediary is less than $100 million after the 12-month period following the Initial Offering. “Class R-S Conversion Rate” means a fraction, the numerator of which is the NAV per Share of Class R-S Shares and the denominator of which is the NAV per Share of Class S Shares, each calculated as of the most recent month-end.

Class R-S Shares are available for purchase only during the 12-month period following the Initial Offering.

Class R-D Shares

Class R-D Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. For the 60-month period following the Initial Offering, Class R-D Shares are subject to a Management Fee of 1.0% per annum of the month-end NAV attributable to Class R-S Shares, Class R-D Shares, Class R-U Shares and Class R-I Shares, which will increase to 1.25% per annum thereafter. Class R-D Shares are subject to a lower Management Fee than certain other Investor Shares and do not pay a sales load or dealer-manager fees but are subject to a servicing fee of 0.25% of NAV. Class R-D Shares are not subject to a distribution fee. Shareholders could be required to pay brokerage commissions on purchases and sales of Class R-D Shares to their selling agents. Class R-D Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class R-D Shares are available for purchase only during the 12-month period following the Initial Offering.

Class R-U Shares

Class R-U Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. For the 60-month period following the Initial Offering (provided that such Class R-U Shares are purchased by an investor as part of an intermediary’s aggregate subscription for at least $100 million in Shares and shares of any class of K-PRIME during the 12-month period following the Initial Offering), Class R-U Shares are subject to a Management Fee of 1.0% per annum of the month-end NAV attributable to Class R-S Shares, Class R-D Shares, Class R-U Shares and Class R-I Shares, which will increase to 1.25% per annum thereafter. Class R-U Shares do not pay a sales load or dealer-manager fees but are subject to a servicing fee of 0.60% of NAV and a distribution fee of 0.25% of NAV. Shareholders could be required to pay brokerage commissions on purchases and sales of Class R-U Shares to their selling agents. Class R-U Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Each Class R-U Share held by a Shareholder shall automatically and without any action on the part of the Board or any other person thereof convert into a number of Class U Shares equal to the number of Class R-U Shares held by such Shareholder multiplied by the Class R-U Conversion Rate (defined below) if the aggregate amount of Shares and shares of any class of K-PRIME held or subscribed for by holders of Shares and holders of shares of any class of K-PRIME in connection with a specific intermediary is less than $100 million after the 12-month period following the Initial Offering. “Class R-U Conversion Rate” means a fraction, the numerator of which is the NAV per Share of Class R-U Shares and the denominator of which is the NAV per Share of Class U Shares, each calculated as of the most recent month-end.

Class R-U Shares are available for purchase only during the 12-month period following the Initial Offering.

Class R-I Shares

Class R-I Shares have equal rights and privileges with other types of Investor Shares except as otherwise noted herein. For the 60-month period following the Initial Offering (provided that such Class R-I Shares are purchased by an investor as part of an intermediary’s aggregate subscription for at least $100 million in Shares and shares of any class of K-PRIME during the 12-month period following the Initial Offering), Class R-I Shares are subject to a Management Fee of 1.0% per annum of the month-end NAV attributable to Class R-S Shares, Class R-D Shares, Class R-U Shares and Class R-I Shares, which will increase to 1.25% per annum thereafter. Class R-I Shares are subject to a lower Management Fee than certain other Investor Shares and do not pay a sales load or dealer-manager fees. Class R-I Shares are not subject to a distribution fee or servicing fee. Shareholders could be required to pay brokerage commissions on purchases and sales of Class R-I Shares to their selling agents. Class R-I Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Each Class R-I Share held by a Shareholder shall automatically and without any action on the part of the Board or any other person thereof convert into a number of Class I Shares equal to the number of Class R-I Shares held by such Shareholder multiplied by the Class R-I Conversion Rate (defined below) if the aggregate amount of Shares and shares of any class of K-PRIME held or subscribed for by holders of Shares and holders of shares in any class of K-PRIME in connection with a specific intermediary is less than $100 million after the 12-month period following the Initial Offering. “Class R-I Conversion Rate” means a fraction, the numerator of which is the NAV per Share of Class R-I Shares and the denominator of which is the NAV per Share of Class I Shares, each calculated as of the most recent month-end.

Class R-I Shares are available for purchase only during the 12-month period following the Initial Offering.

KKR Shares

Each KKR Share class has rights and privileges which differ from those of the Investor Shares, as described below. Except as provided in the LLC Agreement with respect to certain transactions involving the Company and certain amendments thereto, holders of KKR Shares, other than the Class G Shares, have no voting rights with respect to the Company.

Class E Shares

Class E Shares are not subject to the Company’s early repurchase fee of 5% of the NAV of the Investor Shares repurchased from a Shareholder within 24 months of the original issue date of such Shares (“Early Repurchase Fee”) or our share repurchase plan. On the last calendar day of each month we expect to offer to repurchase Class E Shares from Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) having an aggregate NAV (the “Monthly Repurchase Amount”) equal to (i) the net proceeds from new subscriptions accepted during such month less (ii) the aggregate repurchase amount (excluding any amount of the aggregate repurchase price paid using Excess Operating Cash Flow) of Shares repurchased by us during such month pursuant to our share repurchase plan. Class E Shares are not subject to the Management Fee or the performance participation allocation allocated to KKR (the “Performance Participation Allocation”). Class E Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class E Shares will be held only by KKR and are not being offered to other investors.

Class F Shares

While Class F Shares are subject to our share repurchase plan, they are not subject to the Early Repurchase Fee, the Management Fee or the Performance Participation Allocation. Class F Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class F Shares will be held only by KKR and certain of its employees and the Company’s Independent Directors and are not being offered to other investors.

Class G Shares

Class G Shares hold the exclusive right to appoint and remove directors of the Company, increase or decrease the number of directors of the Company and fill any vacancies on the Board. Certain amendments to the LLC Agreement are also subject to the consent of a majority of the outstanding Class G Shares. Holders of a majority of Class G Shares may also remove officers, with or without cause, at any time and may call a special meeting of the Members of the LLC Agreement. Class G Shares are not subject to our share repurchase plan, the Management Fee or the Performance Participation Allocation. Class G Shares will be held only by KKR and are not being offered to other investors.

Class H Shares

Class H Shares are entitled to receive a performance allocation from the Company for so long as the Management Agreement has not been terminated. Class H Shares are not subject to our share repurchase plan, any Management Fee or the Performance Participation Allocation. Furthermore, holders of Class H Shares will not be obligated to return any portion of the performance allocation paid due to the subsequent performance of the Company. In the event holders of Class H Shares are paid the performance allocation in Class F Shares, the Company may repurchase such Class F Shares from the holders of Class H Shares. Such Class F Shares are subject to the limitations of the share repurchase plan. Class H Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class H Shares will be held only by KKR and its affiliates and are not being offered to other investors.

Authorized Shares

Each of our Shares represents a limited liability company interest in KKR Private Equity Conglomerate LLC. Only KKR and its subsidiaries and employees may hold KKR Shares in the Company.

Issuance of Additional Securities

Our LLC Agreement authorizes our Board, without the consent of any other person, to create additional classes of Shares, including Investor Shares and KKR Shares, having such terms, rights, designations, preferences, powers and duties (which rights or powers may be senior to existing classes of Shares), as our Board shall determine; provided that the Board shall not effect any issuance of any additional Class G Shares or create any additional classes of Shares, including Investor Shares and KKR Shares, with (i) any terms, rights, designations, preferences, powers or duties pari passu or senior to the terms, rights, designations, preferences, powers or duties of the Class G Shares or (ii) any voting rights different from voting rights granted to holders of any class of Shares created and existing as of the date of the LLC Agreement, without obtaining the prior written consent of Shareholders holding a majority of the outstanding Class G Shares. Our LLC Agreement also authorizes our Board, without the consent of any person, to issue additional Shares of any class for the consideration and on the terms and conditions established by our Board, except as noted above.

No Further Contribution

After payment for the Shares, Shareholders will not have any further obligations to us or be required to contribute any additional capital to, or loan any funds to, us. However, under certain circumstances, a Shareholder may be required to return distributions made to them in violation of Delaware law as described under the caption “—Limited Liability of our Members.”

Transfer of Our Shares

Shareholders may withdraw as members from KKR Private Equity Conglomerate LLC by selling, transferring or assigning their Shares or having all of their Shares repurchased or redeemed in accordance with our share repurchase program, our LLC Agreement and any applicable securities laws. Shareholders may generally transfer all or a portion of their Shares except to impermissible types of transferees or by transfers that would adversely affect us, including transfers that would violate the ownership restrictions imposed in our LLC Agreement.

Distributions

The Company does not expect to make distributions on a regular basis. The amount of any distributions the Company may pay in the future is uncertain. In the event that the Company makes a distribution in the future with respect to any class of Shares, it shall be distributed among the holders of Shares of such class pro rata in proportion to the number of Shares of such class held by such holder. In addition, any cash distributions to holders of our Shares will automatically be reinvested under our Distribution Reinvestment Plan (the “DRIP”) in additional whole and fractional Shares attributable to the class of Shares that a Shareholder owns unless such holders elect to receive distributions in cash.

Rights Upon Liquidation

Upon the dissolution of the Company, after paying or making reasonable provision for the payment to the Company’s creditors of all claims and obligations in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”), the remaining assets of the Company shall be distributed among the holders of Shares pro rata in proportion to the number of Shares held by such holder (subject to the rights of any holders of Shares specified in any class designation and the terms of any class of Shares specified in the LLC Agreement or in any class designation).

Our Management

Our Powers

Except as otherwise specifically provided in our LLC Agreement, our Board will have complete and exclusive discretion in the management and control of our business and affairs and will be authorized to employ all powers necessary or advisable to carry out our purposes and policies, conduct our business and affairs, and exercise our powers. Our Board has delegated to our Manager the management of our overall portfolio, subject to the Board’s supervision.

Other than with respect to the admission of a new Class G Member which shall require the approval of Class G Members holding a majority of the outstanding Class G Shares, our Board will have the sole and absolute discretion to accept or refuse to accept the admission of any subscriber as a member of the Company. Except to the extent limited by Delaware law or our LLC Agreement, our Board may delegate any or all of its duties under our LLC Agreement to any person, including any affiliates of KKR.

Members’ Powers

Except as otherwise specifically provided in the LLC Agreement, no member that holds Investor Shares can participate in or have any control over our business and affairs or have any right or authority to act for, or to bind or otherwise obligate, us.

Formation and Duration

The Company was formed on December 6, 2022 as a Delaware limited liability company. The Company will remain in existence until its certificate of formation has been cancelled in the manner required by the LLC Act following the Company’s dissolution and the completion of the winding up of the Company in accordance with our LLC Agreement and Delaware law. The LLC Agreement provides that the Company will be dissolved upon (a) the adoption of a resolution by the Board approving the dissolution of the Company, (b) the operations of the Company shall cease to constitute legal activities under the LLC Act or any other applicable law (as determined by the Board), (c) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the LLC Act or (d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the LLC Act.

Limited Liability of our Members

Members will have no personal liability for any of the Company’s obligations or liabilities solely by reason of being a member of the Company. Members will only be liable, in their capacity as a member, to the extent of their capital contribution and pro rata share of any of our undistributed profits.

Delaware law provides that, for a period of three years from the date on which any distribution is made to Shareholders (or later, if an action to recover the distribution is commenced prior to the expiration of such three year period), Shareholders may be liable to us for the distribution if both of the following are true:
(1)    the distribution was made in violation of the LLC Act; and
(2)    the member knew at the time they received the distribution that it was made in violation of the LLC Act.

As further explained in the LLC Agreement and to the fullest extent permitted by law, we have agreed to indemnify members of the Board and the officers of the Company (each such person being an “Indemnified Party”), to the fullest extent permitted by law, from and any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of (i) any act or omission of an Indemnified Party or any breach of contract or any breach of duties, including fiduciary duties, whether arising under the LLC Agreement, at law, in equity or otherwise; (ii) any action or omission to act by any other person; (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent; or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws. We have agreed to provide this indemnification (x) unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnified Party’s action or omission constitutes fraud, willful misconduct or bad faith or the Indemnified Party’s actions or omissions were not made in the course of performing or pursuant to the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof or (y) for any losses, liabilities or damages arising out of an internal dispute solely between KKR, its affiliates and their respective officers, partners, directors, shareholders, members or employees. Thus, one or more of the foregoing persons could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships among KKR, the Manager and their respective affiliates, on the one hand, and members of the Company Group and our members, on the other hand. Whenever a potential conflict arises among KKR, the Manager or any of their respective affiliates, on the one hand, and any member of the Company Group or any member, on the other hand, our Board or the Manager may, but shall not be required, to resolve that conflict by seeking approval from our Audit Committee. Our LLC Agreement contains provisions that reduce and eliminate the duties of our Board, including fiduciary duties, to our members. Our LLC Agreement also restricts the remedies available to Shareholders for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

Under our LLC Agreement, our Board or the Manager will not be in breach of its obligations under the LLC Agreement or its duties to us or our members if the resolution of the conflict is:
•approved by the majority of the Independent Directors, which may include the approval of the Audit Committee (“Special Approval”), although our Board or the Manager is not obligated to seek such approval;
•determined by the Board or the Manager, as applicable, to be on terms which are, in the aggregate, no less favorable to us than those generally being provided to or available from unrelated third parties;

•determined by the Board or the Manager, as applicable, to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to us); or
•approved by the vote of a majority of Members owning a majority of the Investor Shares (excluding any Investor Shares owned by KKR or any of its affiliates).

The Board or the Manager shall be authorized, but is not required to, in connection with its resolution of such conflict of interest, to seek Special Approval or Member approval of such conflict of interest, and the Board or the Manager may also adopt a resolution or course of action that has not received Special Approval or Member approval. If our Board or the Manager does not seek approval from the Audit Committee or our members and the Board or the Manager, as applicable, determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the second and third bullet points above, then it will be presumed that in making its decision the Board or the Manager, as applicable, acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our LLC Agreement, the Board or the Audit Committee may consider any factors they determine in their sole discretion to consider when resolving a conflict. Our LLC Agreement provides that the Board will be conclusively presumed to be acting in good faith if the Board subjectively believes that the determination made or not made is in the best interests of the Company.

Notwithstanding the foregoing two paragraphs, the Company will seek Special Approval for any sale of a portfolio company by the Company or any Controlled Portfolio Company (as defined below) of the Company to, or acquisition of a portfolio company from, KKR, any KKR Vehicle (defined below), any of their respective affiliates or any Controlled Portfolio Company (excluding other portfolio entities of any KKR Vehicles). The funds, investment vehicles and accounts managed, now or in the future, by KKR, the Manager, KKR Credit or any of their respective affiliates (excluding for this purpose, KKR proprietary entities), including funds, investment vehicles and accounts pursuing the following strategies: private equity (including growth equity, impact, and core strategies), credit (including (i) leveraged credit strategies, including leveraged loan, high-yield bond, opportunistic credit and revolving credit strategies, and (ii) alternative credit strategies, including strategic investments and private credit strategies such as direct lending and private opportunistic credit (or junior mezzanine debt) investment strategies), and real asset strategies (including real estate, energy and infrastructure strategies) are collectively referred to herein as “KKR Vehicles.” “Controlled Portfolio Company” means a portfolio company of any KKR Vehicle of which the KKR Vehicle (together with KKR or any other KKR Vehicles) holds a majority of the outstanding voting equity, has the right to appoint a majority of the board members (or equivalent managers) or otherwise has the right to exercise majority control by contract. Additionally, under the LLC Agreement, the Company will be required to seek Special Approval to borrow money pursuant to an unsecured line of credit with KKR or its affiliates.

Fiduciary Duties

The Board is accountable to Shareholders as a fiduciary. Fiduciary duties owed to our Shareholders by our Board are prescribed by law and our LLC Agreement. The LLC Act provides that Delaware limited liability companies may in their limited liability company agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by directors, managers, controlling members and their affiliates to members and the limited liability company.

Our LLC Agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our directors, managers, controlling members and their affiliates. These provisions will allow KKR, the Manager and their respective affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without these modifications, the ability of the Board and our Audit Committee to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our members because they restrict the remedies available to our members for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our Board and the Audit Committee to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions on the fiduciary duties owed by our Board to our members:

State Law Fiduciary Duty Standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of care would generally require a board of directors of a Delaware limited liability company to make decisions in a deliberate and fully informed manner after taking into consideration all material information reasonably available. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of loyalty would generally require a board of directors of a Delaware limited liability company to take any action or omit to take action on a disinterested basis, in good faith, with an honest belief that it is in the best interests of the limited liability company.

LLC Agreement Modified Standards

Our LLC Agreement contains provisions that modify or eliminate duties of or consent to conduct by the Board, the Manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law.
In addition to the other more specific provisions limiting the obligations of our Board, our LLC Agreement further provides that, except as required by applicable preemptive U.S. federal law or the LLC Act, neither the Manager nor any Indemnified Party will be liable to us, our members or any other person bound by the LLC Agreement for (i) any act or omission or for any breach of contract (including a breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise, (ii) any action or omission to act by any other person, (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent, or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that (A) in respect of the matter in question, the Indemnified Party acted in bad faith or engaged in fraud or willful misconduct or (B) the Indemnified Party’s action or omission was not made in the course of performing, or pursuant to, such person’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof.

Exculpation and Indemnification

To the fullest extent permitted by applicable law, none of the Indemnified Parties will be liable to the Company or any Shareholders for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of: (i) any act or omission or for any breach of contract (including a breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, (A) in respect of the matter in question, such Indemnified Party acted in bad faith or engaged in fraud or willful misconduct or (B) the Indemnified Party’s action or omission was not made in the course of performing, or pursuant to, the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof, (ii) any action or omission to act by any other person, (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent as provided in the LLC Agreement, or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, or in interpretations thereof, as they apply to the Company or the Shareholders, whether the change occurs through legislative, judicial or administrative action. Notwithstanding the immediately preceding sentence, to the fullest extent permitted by law, no Shareholder will be liable to the Company, any other Shareholder or any other person bound by the LLC Agreement.
To the fullest extent permitted by applicable law, (i) the Company will indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities, joint or several, expenses

(including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Party, for any breach of contract (including breach of the LLC Agreement), any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise; provided, that an Indemnified Party will not be entitled to indemnification under the LLC Agreement (x) if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnified Party’s action or omission constitutes fraud, willful misconduct or bad faith or the Indemnified Party’s actions or omissions were not made in the course of performing or pursuant to the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof or (y) for any losses, liabilities or damages arising out of an internal dispute solely between KKR, its affiliates and their respective officers, partners, directors, shareholders, members or employees, (ii) the Company will also have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was an employee or agent of the Company, or, while serving as an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind, including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Board will have the power to delegate to the Executive Committee the determination of whether employees or agents are entitled to be indemnified.

Mandatory Repurchases

The LLC Agreement provides that the Board, on the recommendation of the Repurchase Committee, may cause the Company to repurchase, on 10 days’ prior written notice, all or any portion of the Shares of a member without consent or other action by the member or other person if the Board, on the recommendation of the Company’s Repurchase Committee, determines that:
•the Shares have been transferred in violation of the LLC Agreement, or have vested in any person by operation of law as a result of the death, divorce, dissolution, termination, bankruptcy, insolvency or adjudicated incompetence of the member;
•any transferee does not meet any investor eligibility requirements established by the Company from time to time;
•ownership of Shares by a member or other person is likely to cause the Company to be in violation of, or require registration of the Shares under, or subject the Company to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other jurisdiction in the world, including without limitation the Investment Company Act of 1940, as amended;
•continued ownership of the Shares by a member may be harmful or injurious to the business or reputation of the Company, the Manager, KKR, or any of their affiliates, or may subject the Company or any member to an undue risk of adverse tax or other fiscal or regulatory consequences;
•any of the representations and warranties made by a member or other person in connection with the acquisition of Shares was not true when made or has ceased to be true;
•with respect to a member subject to special laws or regulations, the member is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Shares;
•it would be in the interest of the Company for the Company to repurchase the Shares; or
•all or any portion of the assets of the Company may be characterized as assets of a Plan (defined below) for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 2975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable Similar Law (defined below). The term “Plan” refers to any (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is subject to Title I of ERISA, (ii) “plan” described in Section 4975 of the Code which is subject to Section 4975 of the Code (including, without limitation, an individual retirement account and a “Keogh” plan), (iii) plan, fund, account or other arrangement that is subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iv) entity whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i), (ii) and (iii), pursuant to ERISA or otherwise.

Share Repurchase Plan

We have adopted a share repurchase plan, whereby on a quarterly basis, Shareholders may request that we repurchase all or any portion of their Shares, subject to the terms and limits set forth in such plan, which is filed as an exhibit to this Annual Report on Form 10-K to which this exhibit relates.

Third-Party Tender Offers

Our LLC Agreement contains provisions that apply to tender offers by third parties including compliance with the applicable laws for such tender offers in addition to certain obligations to the Company regarding notice and reimbursement of company expenses.

Submission to Jurisdiction

Our LLC Agreement provides that, (i) except as provided in clause (ii) below, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the LLC Agreement or the transactions contemplated in the LLC Agreement, including any claim or cause of action (whether in contract, tort, statute, common law or otherwise) that may be based upon, arise out of or relate to the negotiation, execution or performance of the LLC Agreement (including (A) any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with the LLC Agreement or as an inducement to enter into the LLC Agreement, (B) any derivative action, suit or proceeding brought on behalf of the Company, (C) any suit, action or proceeding asserting a claim of breach of a duty owed by any current or former Director, officer, employee, Manager or Member of the Company, their respective affiliates, directors, officers, representatives, agents, shareholders, members, managers, partners and employees, and any other person who serves at the request of KKR or its affiliates as a director, officer, agent, member, manager, partner, stockholder, trustee or employee of the Company or any other person, (D) any suit, action or proceeding asserting a claim arising pursuant to any provision of the LLC Act or the LLC Agreement or as to which the LLC Act confers jurisdiction on the Court of Chancery of the State of Delaware or (E) any suit, action or proceeding asserting a claim governed by the internal affairs doctrine), shall be brought exclusively in the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the other courts of the State of Delaware or in the United States District Court for the District of Delaware, (ii) notwithstanding anything to the contrary herein, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and (iii) each Shareholder irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any of such courts or that any such suit, action or proceeding which is brought in any of such courts has been brought in an inconvenient forum. The foregoing provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Jury Trial Waiver

The LLC Agreement provides that its members will waive their respective rights to trial by jury in any action or proceeding arising out of or related to LLC Agreement, to the maximum extent permitted by law. Such waiver of a jury trial will not serve as a waiver by any parties of any rights for claims made under the U.S. federal securities laws. In addition, investors cannot waive the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.